Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RSI ASLP, INC.

RSI ASLP, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does certify as follows:

1. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 30, 2020 (the “Original Certificate of Incorporation”).

2. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law (“DGCL”).

3. This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4. This Amended and Restated Certificate of Incorporation hereby amends and restates the provisions of the Original Certificate of Incorporation in its entirety as follows:

ARTICLE I

NAME

Section 1.1 Name. The name of the Corporation is RSI ASLP, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

Section 2.2 Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

Section 3.2 Compliance with Gaming Laws. The Corporation shall comply with all applicable Gaming Laws. For purposes of this Section 3.2:

(a) “Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly controlled by the Corporation including, without limitation, any subsidiary of the Corporation, or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions) controlled by the Corporation, in each case that is registered or licensed under applicable Gaming Laws.

(b) Gaming / Gaming Activities. “Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books or sports pools, sports wagering, or the use of gaming devices, equipment and supplies in the operation of a casino, gambling simulcasting facility, card club or similar enterprise, whether land-based or online, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, sports wagering systems, interactive or online gaming systems and related and associated equipment, supplies and systems.

(c) Gaming Authorities. “Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

(d) Gaming Jurisdiction. “Gaming Jurisdiction” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, and in which or from which the Corporation or any of its Affiliated Companies conducts, or reasonably expects to conduct, Gaming Activities which are subject to Gaming Laws.

(e) Gaming Laws. “Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities in which the Corporation or any of its Affiliated Companies engages, or the ownership or control of an equity holder interest in any such entity that conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities with respect to the foregoing and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of stock that the Corporation is authorized to issue is 5,000 shares of common stock, par value $0.0001 per share (“Common Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Section 4.2 Common Stock.

(a) Voting Rights. Each holder of record of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(b) Dividends and Distributions. Subject to applicable law, the holders of Common Stock shall be entitled to receive ratably such dividends and other distributions as may from time to time be declared by the Board of Directors of the Corporation (the “Board”) in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

ARTICLE V

BY-LAWS

Section 5.1 By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Board of Directors.

(a) Board Powers. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number, Composition; Term.

(i) The total number of directors constituting the whole Board shall initially be six (6), as such number may be increased or decreased from time to time by resolution adopted by the Board. Subject to applicable Gaming Laws, the composition of the Board shall be determined by resolution adopted by the majority of the board of directors of Rush Street Interactive, Inc., a Delaware corporation and direct parent of the Corporation (“PubCo”); provided that, for so long as dMY Sponsor, LLC, a Delaware limited liability company (“Sponsor”) has the right to designate for nomination a director of the board of directors of the PubCo pursuant to that certain Investor Rights Agreement, dated as of December 29, 2020, by and among Sponsor, PubCo, and the other parties thereto, the board of directors of PubCo shall cause any such director so designated by Sponsor and actually elected to the board of directors of PubCo to serve as a director of the Board (each a “Sponsor Director” and collectively, the “Sponsor Directors”); provided that, for the avoidance of doubt, in no event will the Sponsor Directors constitute a majority of the Board. As of the date hereof, subject to applicable Gaming Laws, the board shall be shall be Neil Bluhm, Greg Carlin, Leslie Bluhm, James Gordon, Harry You and Niccolo de Masi.

(ii) Any such director shall hold office until his or her earlier death, resignation, retirement, disqualification or removal from office.

(c) Discretion. Whenever in this Amended and Restated Certificate of Incorporation or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination, each director shall take such action or make such decision or determination in such director’s sole discretion, unless another standard is expressly set forth herein or therein; provided that, for purposes of any or all actions, omissions or decisions of the Board (and each director), the Board (and each director) acknowledges that it will owe to PubCo and its stockholders the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and PubCo and the Class A common stockholders of PubCo were stockholders of such corporation; provided further that with respect to any approval or consent of the Board (and each director), such fiduciary duties of the Board (and each director) shall be deemed irrefutably satisfied and discharged to the extent such matter was approved or consented to in writing by the board of directors of PubCo or was made in accordance with the terms of any resolution(s) adopted by the board of directors of PubCo (with it being understood and agreed that nothing in this further proviso shall be deemed to absolve the members of the board of directors of PubCo (in their capacity as such) with respect to such approval or consent or resolutions). Subject to the immediately preceding sentence, whenever in this Amended and Restated Certificate of Incorporation or any other agreement contemplated herein, (i) the Board is permitted or required to take any action or to make a decision or determination in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each director shall be entitled to consider such interests and factors as the director desires, so long as the director does not act in bad faith and (ii) the Board is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each director shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Amended and Restated Certificate of Incorporation or any other agreement contemplated herein.

Section 6.2 Newly-Created Directorships and Vacancies. Any newly created directorship on the Board that results from an increase in the number of directors or any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by resolution adopted by a majority of the board of directors of PubCo. Any director designated to fill a vacancy or newly created directorship shall be a then-current director of the board of directors of PubCo, and shall hold office on the Board until his or her earlier death, resignation, retirement, disqualification or removal.

Section 6.3 Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Any or all directors may be removed in the manner provided in the By-Laws; provided that, if any director of the Board ceases serving as a director on the board of directors of PubCo for any reason, such director shall automatically be removed from the Board as of the date which such director ceases serving as a director of the board of directors of PubCo.

Section 6.4 Quorum. A quorum for the transaction of business by the directors shall be set forth in the By-Laws.

ARTICLE VII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

Section 7.1 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested.

Section 7.2 Meetings of Stockholders. Except as otherwise required by law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise provided in the By-Laws. An annual meeting of stockholders for the transaction of business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limited Liability of Directors. Except as otherwise provided herein, to the fullest extent permitted by law, no present or former director of the Corporation nor any such director’s affiliates, nor any of its or their respective employees, officers, managers/directors, direct or indirect equityholders, agents or representatives shall be liable to the Corporation or to PubCo for any act or omission performed or omitted by such person in its capacity as director; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to (x) such person’s willful misconduct or fraud, or (y) such director’s breach of fiduciary duty to PubCo and the Class A common stockholders of PubCo as described in Section 6.1(c), in each case of clauses (x) and (y), as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each director shall be entitled to rely upon the advice of outside and in-house legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such director in good faith reliance on such advice shall in no event subject such director or any of such director’s affiliates, or any of its or their respective employees, officers, managers/directors, direct or indirect equityholders, agents or representatives to liability to the Corporation or PubCo and each director will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) The Corporation hereby agrees to indemnify and hold harmless any person (including such person’s heirs, successors, assigns, executors or administrators, each an “Indemnified Person”) to the fullest extent permitted under the DGCL, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Corporation to provide broader indemnification rights than the Corporation is providing immediately prior to such amendment), against all claims, damages, expenses (including reasonable attorney’s fees and other legal fees and expenses), liabilities, losses, judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative, or investigative, and whether formal or informal, including appeals (“Actions”), in which such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such person on behalf of the Corporation or by reason of the fact that the person is or was serving as an officer, director, trustee, employee, representative or agent of the Corporation or is or was serving at the request of the Corporation or the Board as a managing member, sole member, manager, officer, director, principal or member of another corporation, partnership, joint venture, limited liability company, trust or other enterprise if (i) such person acted in good faith, within the scope of such person’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Corporation, (ii) the Action was not initiated by the person (other than an action to enforce such person’s rights to indemnification or advance of expenses under this Section 8.2), (iii) the person has not been established by a final judgment of a court of competent jurisdiction to be liable to the Corporation, and (iv) such action or inaction did not constitute fraud or willful misconduct by such person; provided that notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, the indemnification rights and obligations set forth in this Amended and Restated Certificate of Incorporation shall not apply to any breaches of fiduciary duties set forth in Section 6.1(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter. Expenses, including attorneys’ fees and expenses, incurred by any such indemnified person in defending any Action shall be paid by the Corporation as incurred in advance of the final disposition of such Action, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such indemnified person to repay such amount if it shall ultimately be determined that such indemnified person is not entitled to be indemnified by the Corporation. The rights granted pursuant to this Section 8.2 shall be deemed contract rights and no amendment, modification or repeal of this Section 8.2 shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 8.2 could involve indemnification for negligence or under theories of strict liability. An indemnified person shall not be denied indemnification in whole or in part under this Section 8.2 because the person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Amended and Restated Certificate of Incorporation.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate of Incorporation, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Insurance. To the fullest extent permitted by applicable law, the Corporation may purchase and maintain insurance or cause its subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any person who is or was serving as a director, officer or an agent of the Corporation or is or was serving at the request of the Corporation or the Board as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Section 8.2.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in any manner authorized or permitted by law, to indemnify and to advance expenses to persons other than persons indemnified hereunder.

ARTICLE IX

DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

COMPETITION AND CORPORATE OPPORTUNITIES

Section 10.1 Competition and Corporate Opportunities.

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees, equity holders and/or other representatives of the stockholders of Parent and their respective Affiliates and Affiliated Entities (each, as defined below) may serve as directors, officers or agents of the Corporation, (ii) the non-employee stockholders of Parent and their respective Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may now engage and may continue to engage in, and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any stockholder of Parent (or their respective Affiliates or Affiliated Entities), the Non-Employee Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) None of (i) any non-employee stockholder of Parent (or any of his or her Affiliates or Affiliated Entities) or (ii) any Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(c). Subject to Section

10.1(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity or matter which may be a corporate or other business opportunity for itself, herself or himself and the Corporation or any of its, his or her Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its subsidiaries or any stockholder, as the case may be, and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Corporation, and such opportunity is one the Corporation is legally permitted to undertake and would otherwise be reasonable for the Corporation to pursue, in which case, the provisions of Section 10.1(b) shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(e) For purposes of this Article X, (i) “Affiliate” shall mean (A) in respect of a stockholder of the Corporation, any Person that, directly or indirectly, is controlled by such stockholder, controls such stockholder or is under common control with such stockholder and shall include any principal, member, director, partner, stockholder, officer, employee or other- representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other- representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(g) Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the By-Laws or applicable law.

ARTICLE XI

SEVERABILITY

Section 11.1 Severability. If any provision of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

FORUM

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim against the Corporation or any director, officer, other employee or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation (as it may be amended or restated) or the By-Laws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim against the Corporation or any current or former officer or director or other employee or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case; unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance; to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

AMENDMENTS

Section 13.1 Amendments. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote: Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Amended and Restated Certificate of Incorporation, this Amended and Restated Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote.

ARTICLE XIV

SOLE INCORPORATOR

Section 14.1 Section 14.1 Name and Address. The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Lola Johnson	White & Case LLP 111 South Wacker Street, Suite 5100
Chicago, Illinois 60606-4302

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand 29th day of December, 2020.

RSI ASLP, Inc.

By:	/s/ Niccolo de Masi
Title:	Authorized Signatory